EXHIBIT 21
SUBSIDIARIES
OF
MONEYGRAM INTERNATIONAL, INC.
•	MoneyGram Payment Systems Worldwide, Inc. (Delaware)

•	MoneyGram Payment Systems, Inc. (Delaware)
•	Ferrum Trust (Delaware)

•	Hematite Trust (Delaware)

•	MoneyGram France, S.A. (France)

•	MoneyGram International Holdings Limited (United Kingdom)
•	MIL Overseas Limited (United Kingdom)
•	MIL Overseas Nigeria Limited

•	MoneyGram Overseas (Pty) Limited South Africa

•	MoneyGram India Private Ltd.
•	MoneyGram International Limited (United Kingdom)
•	MoneyGram of New York LLC (Delaware)

•	MoneyGram Payment Systems Bulgaria, EOOD (Bulgaria)

•	MoneyGram Payment Systems Canada, Inc. (Ontario)

•	MoneyGram Payment Systems Italy S.r.l. (Italy)

•	MoneyGram Payment Systems Spain, S.A. (Spain)

•	MoneyGram Securities, LLC (Delaware)

•	PropertyBridge, Inc. (Delaware)

•	Travelers Express Co. (P.R.), Inc. (Puerto Rico)

•	Tsavorite Trust (Delaware)